Exhibit 99.1

FOR IMMEDIATE RELEASE

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ITRONICS DETAILS REVISED BUSINESS PLAN FOR INVESTORS

-- Six Month Financial Results --

RENO, Nevada, September 15, 2015 -- Itronics Inc. (OTC:ITRO) a diversified fertilizer, silver, and mineral producer, today updated its business plan for investors, detailed progress that has occurred this year and announced its first six month financial results.

"One of Itronics’ fundamental strengths is its ability to creatively determine how to convert hazardous waste materials into commercial goods. The Company is diversifying its operations by developing core technologies to establish year-round non-seasonal sales in new markets. This expansion of operations is now being organized and integrated into Itronics’ business operations to generate new sources of non-seasonal revenue. Progress has been detailed in press releases issued by the Company," said Dr. John Whitney, President.

The Company’s focus is (1) To expand and improve its silver recovery and refining operation by adding e-scrap as a feed material to recover silver, gold, and palladium; (2) To develop cyanide silver-gold recovery improvements using one of its proven fertilizers (KAM-Thio) in silver mining to reduce the use of cyanide; (3) To evaluate other potential industrial applications for the KAM-Thio technology; (4) To utilize the Company’s zinc oxide recovery technology to process zinc-bearing flue dusts to recover zinc for use in GOLD’n GRO fertilizers and (5) To produce high purity zinc metal for sale.

The Company’s Auric Fulstone Copper-Gold Project in Nevada is a mineral development project. Itronics has identified the presence of near surface high grade zinc minerals accompanied by lead and silver. This project is being advanced with a limited budget with the objective of identifying the extent of zinc-lead-silver and the potential for near-term development.

Itronics has expanded its technical capabilities to include electrical technology improvements to save energy. The new refining furnace technology now being operated commercially is demonstrating an energy savings of 34 percent, with a 12 percent increase in operating temperatures, compared to the technology that was replaced. The zinc metal recovery technology that is being developed may save as much as 40 percent in electrical energy, which is a large enough savings to become an economic driver for the project.

First Half Operation Developments

GOLD’n GRO fertilizers Two new field applications for one of the GOLD’n GRO multi-nutrient fertilizers are being introduced by our distributor. Initial sales produced a five percent increase in fertilizer volume sold and are expected to expand.

Silver Production One of the silver production furnaces has been operating reliably since mid-May. The second production furnace is fully assembled, tested, and ready for operation. The first bullion shipment using the new refining system is now expected in September and will include bullion produced with an e-scrap component in the refining feed material.

The FeLix, SuLix leaching technology pilot scale development is continuing and is ready for another scale up so that a larger quantity of leached solids can be passed to the refinery for silver separation and purification. The processing is now achieving goals announced. About 75 pounds out of each 100 pounds of the feed material to the leaching process is now being recovered for raw material for the manufacture of GOLD’n GRO fertilizers. All of the silver in the leach process feed materials is contained in the residues, greatly improving the productivity of the refining furnaces.

The leaching technology reduces the cost of goods for GOLD’n GRO fertilizer production and it significantly reduces the refining cost for silver bullion production.

The Company has been processing silver-bearing photographic liquids and accumulating the silver-bearing solids since December 2013. There is a backlog of silver-bearing material available for leaching and transfer to the refinery. This backlog will be processed with the expanded leach system, which is in final stages of engineering, and is now a high priority for installation and start up. It is expected that capital will be invested in a new, larger prototype chemical reactor system for leaching and for improvements in electrical distribution and power stabilization for research and development. Total capital to complete this project is expected to be approximately $50,000.

E-scrap processing feasibility study. Itronics previously announced a feasibility study to determine whether e-scrap processing can be integrated into its new refining operation. New refining furnaces operate in a temperature range that is suitable for processing these materials. The project can increase the value of each melt by recovering silver, gold, and palladium that is contained in e-scrap.

The Company has mounted a shredder on a portable base, installed the necessary electrical connections, and tested the shredder for suitability for shredding e-scrap. Itronics has determined how much e-scrap can be introduced into each melt and is now producing silver bullion that is expected to contain some gold and palladium.

Zinc Flue Dust Process Development. The Company previously announced a technical breakthrough by successfully testing electrowinning as a process to recover metallic zinc powder from zinc enriched liquids that are produced by leaching zinc oxide from zinc bearing flue dust. The innovative zinc recycling technology Itronics is developing is expected to eliminate the waste completely by converting all components to saleable goods. The process being developed may use up to 40 percent less electrical energy compared to conventional zinc refining. The potential energy savings would be a strong economic driver for the project.

Auric Fulstone Project. Itronics’ subsidiary, Whitney & Whitney, Inc., has identified surface high grade zinc-lead-silver mineralization at its Auric Gold & Minerals Fulstone copper-gold exploration project. Discovery of the potential for significant zinc, lead, and silver mineralization increases the economic attractiveness of the project. The Fulstone project is located in the Yerington Mining District in northwestern Nevada where three large copper deposits are being actively developed. One of the large copper deposits is about five miles from the Fulstone Project. Additional field sampling and geological analysis was performed to provide a better understanding of the extent and possible geological controls over the near surface zinc-lead-silver at the project.

Operating Results

Total Revenues for the six months ended June 30, 2015 were $1,256,062 compared to $1,346,111 in the same period in 2014, a decrease of seven percent. GOLD’n GRO fertilizer sales volume increased by five percent, but revenues were down two percent due to a shift in product mix.

Unaudited Revenues for the second quarter and six months ended June 30, 2015 together with comparative figures for 2014 are presented below:

Itronics, Inc.

	For the Quarter	For the Quarter	For the 6 Months	For the 6 Months
	Ended June 30, 2015	Ended June 30, 2014	Ended June 30, 2015	Ended June 30, 2014
REVENUE
Fertilizer	$707,514	$788,233	$1,223,977	$1,254,217
Silver	413	632	805	1,956
Photo services	7,062	9,541	14,903	23,788
Mining Tech Services	10,793	50,211	16,377	66,150
TOTAL REVENUES	$725,782	$848,617	$1,256,062	$1,346,111

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" Company which produces GOLD’n GRO specialty liquid fertilizers and silver bullion. It owns a large Iron Oxide Copper Gold (IOCG) mineral property (the Auric Fulstone Project) in the prolific Yerington Copper Mining District in northwestern Nevada. The Company’s goal is to achieve profitable clean technology driven organic growth in specialty GOLD’n GRO fertilizers, silver, zinc, and minerals. The Company’s technologies maximize the recovery and use of metals and minerals.

Through its subsidiary, Itronics Metallurgical, Inc., Itronics is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts more than 99.5 of the spent photoliquids into pure silver and GOLD’n GRO liquid fertilizers. The Company is developing environmentally compatible waste processing and mining technology. Itronics has received numerous domestic and international awards that recognize its ability to successfully use science and engineering to create and implement new environmentally clean recycling and fertilizer technologies.

The Company’s environmentally friendly GOLD’n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available at the Company's "e-store" on Amazon.Com at: http://www.amazon.com/s/ref=bl_sr_lawn-garden?ie=UTF8&field-brandtextbin=GOLD%27n+GRO&node=2972638011

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)

Contact: Paul Knopick

888-795-6336